UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 3, 2011

First PacTrust Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-49806	04-3639825
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Bay Boulevard, Chula Vista, California		91910
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(619) 691-1519

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On June 3, 2011, First PacTrust Bancorp, Inc., a Maryland corporation ("FPTB"), entered into a Stock Purchase Agreement (the "Purchase Agreement"), by and among FPTB, Gateway Bancorp ("Gateway"), each of the stockholders of Gateway (collectively, the "Sellers") and the D & E Tarbell Trust, u/d/t dated February 19, 2002 (in its capacity as the Sellers’ Representative), pursuant to which FPTB will acquire from the Sellers all of the outstanding common stock of Gateway for an aggregate purchase price of up to $17 million in cash (the "Stock Purchase").

The Purchase Agreement contains certain detailed representations and warranties and covenants of Gateway and FPTB. The Stock Purchase is subject to certain closing conditions, including without limitation the receipt of all necessary or advisable regulatory approvals and the absence of any material adverse effect with respect to Gateway. Until the earlier of the termination of the Purchase Agreement and the closing of the Stock Purchase, Gateway has agreed to operate its business and the business of its subsidiaries in the ordinary course of business consistent with past practice, to use reasonable best efforts to maintain and preserve intact its business organization and business relationships and not to take any action that would materially delay either party from obtaining necessary regulatory approvals or consummating the Stock Purchase. Gateway has also agreed to certain other operating covenants during this period. In addition, each of the Sellers has agreed that, subject to customary limited exceptions, for two years following the closing of the Stock Purchase, neither they nor their affiliates or other related parties will solicit or encourage any person who is (or was during any time during the six-month period immediately prior to the closing of the Stock Purchase) an employee of Gateway to terminate his relationship with FPTB, or hire any such person.

Investors are cautioned that the representations, warranties and covenants included in the Purchase Agreement were made by the parties to each other. These representations, warranties and covenants were made as of specific dates and only for purposes of the Purchase Agreement and are subject to important exceptions and limitations, and are qualified by information in confidential disclosure schedules that the parties exchanged in connection with the execution of the Purchase Agreement. In addition, the representations and warranties may have been included in the Purchase Agreement for the purpose of allocating risk between the parties, rather than to establish matters as facts.

A copy of the Purchase Agreement is attached as Exhibit 2.1 hereto and is incorporated herein by reference. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1 Stock Purchase Agreement, dated as of June 3, 2011, by and among First PacTrust Bancorp, Inc., Gateway Bancorp, the Sellers named therein and the D & E Tarbell Trust, u/d/t dated February 19, 2002 (in its capacity as the Sellers’ Representative).

Forward-Looking Statements

This Current Report on Form 8-K may include forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in FPTB’s filings with the Securities and Exchange Commission. Risks and uncertainties related to FPTB and Gateway include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; (2) the outcome of any legal proceedings that may be instituted against FPTB or Gateway; (3) the inability to complete the transactions contemplated by the definitive agreement due to the failure to satisfy conditions to completion of the transaction, including the receipt of regulatory approval; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (5) the amount of the costs, fees, expenses and charges related to the proposed transaction; (6) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (7) continuation of the historically low short-term interest rate environment; (8) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions or regulatory developments; (9) increased levels of non-performing and repossessed assets that may result in future losses; (10) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (11) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments, like the Dodd-Frank Wall Street Reform and Consumer Protection Act, arising out of current unsettled conditions in the economy; (12) the results of regulatory examinations; and (13) increased competition with other financial institutions. You should not place undue reliance on forward-looking statements and FPTB undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First PacTrust Bancorp, Inc.

June 9, 2011	By:	/s/ James P. Sheehy

Name: James P. Sheehy
Title: Executive Vice President - Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated June 3, 2011, by and among First PacTrust Bancorp, Inc., Gateway Bancorp, the Sellers named therein and the D & E Tarbell Trust, u/d/t dated February 19, 2002 (in its capacity as the Sellers’ Representative).